Exhibit No. 10.1

AMENDED AND RESTATED

AGREEMENT

AS TO LOT 4A, INCREMENT 2

By and Among

KAUPULEHU DEVELOPMENTS,

a Hawaii general partnership,

WB KD ACQUISITION, LLC,

a Delaware limited liability company,

and

WB KD ACQUISITION II, LLC,

a Delaware limited liability company,

May 27, 2009

-i-

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

Exhibit(s)

Exhibit A:	Concept Plan
Exhibit B:	Estimated Area Values
Exhibit C:	Pro Forma
Exhibit D:	Form of Amended and Restated Side Letter Agreement

AMENDED AND RESTATED AGREEMENT

AS TO LOT 4A, INCREMENT 2

THIS AMENDED AND RESTATED AGREEMENT AS TO LOT 4A, INCREMENT 2 (this “Agreement”) is made and entered as of May 27, 2009, by and among KAUPULEHU DEVELOPMENTS, a Hawaii general partnership (“KD”), WB KD ACQUISITION, LLC, a Delaware limited liability company (“WBKD 1”) and WB KD ACQUISITION II, LLC, a Delaware limited liability company (“WBKD 2”).

R E C I T A L S:

A.                                 Capitalized terms used herein shall have the meanings set forth in the text or in Article 14 of this Agreement.

B.                                  WBKD 1 purchased KD’s leasehold interest in Lot 4A on terms and conditions set forth in that certain Purchase and Sale Agreement dated as of February 13, 2004 (the “Increment 1 Purchase Agreement”).

C.                                 At the closing under the Increment 1 Purchase Agreement, KD surrendered its leasehold interest in Lot 4A to KS, and KS issued a new lease of Lot 4A (KS Lease No. 29,032) to WBKD 1 (“Lot 4A Lease”).

D.                                 The Increment 1 Purchase Agreement provided that (1) WBKD 1 would subdivide Lot 4A into two development increments, Increment 1 and Increment 2, and (2) WBKD 1 would proceed with the development of Increment 1, with KD and WBKD 1 agreeing to negotiate further with regards to the sale of KD’s interest in, and subsequent development of, Increment 2; the development of both Increments 1 and 2 to be in accordance with a June 9, 2003 project concept plan attached as Exhibit C to the Increment 1 Purchase Agreement, which plan has subsequently been amended from time to time in accordance with the terms of the Increment 1 Purchase Agreement.  WBKD 1 has assigned its rights under the Increment 1 Purchase Agreement with respect to the development and sale of Increment 2 to its affiliate, WBKD 2.

E.                                   WBKD 1 has completed the subdivision of Lot 4A into (i) Lots 1-38, 43, 45, 48 and 49 as shown on File Plan 2393; and (ii) Lots 1 to 47 and Road Lots R-1 and R-2 as shown on File Plan 2438.

F.                                   The concept plan has been updated by WBKD 1 in the form attached hereto as Exhibit A, the concept plan as updated being referred to below as the “Concept Plan”.  Increment 1 includes 80 single family residential lots, the Beach Club (Phase I), the Interpretive Center, coastal planning areas and roadway lots, all as shown on the Concept Plan.  Increment 2 means and includes all of Lot 4A not included in Increment 1 including, without limitation, (i) the areas shown on the Concept Plan as Areas F, H, K, L, M, N, O and P; upon which WBKD 2 may construct commercial and single-family units and multi-family units that will comprise the residential subdivisions and mixed use developments to be developed on Increment 2, (ii) the area designated as “Golf Course and Landscaping” on the Concept Plan, upon which WBKD 2 may construct a golf course and golf clubhouse, and (iii) common areas consisting of roads, sidewalks, utility areas and other areas appurtenant to Increment 2.

G.                                 On June 2, 2006, the parties hereto entered into that certain Agreement as to Lot 4A, Increment 2 (the “Prior Agreement”), which Prior Agreement set forth the terms and conditions upon which KD agreed to sell and convey its residual rights in Increment 2 to WBKD 2, including, without limitation, certain of its rights as to Increment 2 under that certain Agreement re Step In Rights of Kaupulehu Developments Under Lot 4A Lease dated as of February 13, 2004 by and among KS, KD, WBKD 1 and Farallon Enclave, LLC (the “Step In Agreement”).

H.                                 KS and WBKD 1 have executed a partial cancellation and surrender of the Lot 4A Lease with respect to Increment 2 and KS has issued a new lease with respect to Increment 2 to WBKD 2 (“Increment 2 Lease”).

I.                                       WBKD 2 intends to further subdivide the residential areas shown on the Concept Plan within Increment 2 (referred to herein as “Residential Areas” or simply “Areas”) into smaller single-family residential lots and/or to construct condominium units or fractional/interval ownership units or projects within such Residential Areas.  Such condominium units or interests in fractional/interval ownership units are herein below sometimes referred to as “Residential Units” or simply “Units”.  Those Residential Areas or Residential Units remaining unsold from time to time during the term of this Agreement are herein below referred to as the “Remaining Residential Areas” and the “Remaining Residential Units” respectively.

J.                                      The approximate area of each Residential Area within Increment 2 is shown on the Concept Plan.  All residential components within Increment 2 (i.e., all single-family lots, multi-family units and fractional/interval ownerships) will be sold in fee simple.  The non-residential components (e.g., Golf Course and Club House) will remain in leasehold with KS, all pursuant to the terms of the Increment 2 Lease, except that the roadways and common areas may be conveyed to WBKD 2 and/or the community association(s) in fee simple.

K.                                KD and WBKD intend and agree that the parties’ respective rights, duties and obligations with respect to Increment 2 under the Increment 1 Purchase Agreement shall be replaced and superseded in their entirety by the terms of this Agreement, including, without limitation, the provisions of Article 12 thereof.

L.                                   KD and WBKD intend and agree to amend, update and restate the Prior Agreement in its entirety to read as set forth below.

A G R E E M E N T:

NOW, THEREFORE, IN CONSIDERATION of the foregoing and the mutual agreements herein set forth, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, KD and WBKD agree as follows:

ARTICLE 1
THE PROPERTY

On the Closing Date, KD assigned, sold and conveyed to WBKD 2 and WBKD 2 purchased and accepted from KD, subject to the terms and conditions set forth herein, the following:

1.1                            Increment 2.  Any and all right, title and interest retained by KD with respect to Increment 2 under Article 12 of the Increment 1 Purchase Agreement.

1.2                            Step In Rights.  Except as set forth in Section 11.5, any and all right, title and interest of KD with respect to Increment 2 under the Step In Agreement, the Lot 4A Lease and/or any other related documents.

1.3                            Intentionally Omitted.

1.4                            Appurtenant and Other Interests.  Any and all of KD’s rights, title, interest, privileges and appurtenances in any way related to Lot 4A which have any use in connection with the acquisition, ownership, leasing, management, development, improvement, or operation of Increment 2.

All of the items described in this Section 1 above are hereinafter collectively referred to as the “Property.”

1.5                            Further Assurances.  At WBKD 2’s reasonable request from time to time, KD shall execute and deliver any documents or instruments and take any other steps necessary, in each case, to more fully effectuate the transfer and conveyance to WBKD 2 of any and all Property described or referenced above and as may be reasonably requested in connection with the transfer of the Property to the Increment 2 Lease, including, without limitation, documents similar to those executed and delivered in connection with the Lot 4A Lease.

ARTICLE 2
PURCHASE PRICE; PAYMENTS; MEMBERSHIPS

2.1                            Purchase Price for KD’s Retained Rights.  Upon the execution and delivery of the Prior Agreement, WBKD 2 paid KD the amount of TEN MILLION and NO/100 DOLLARS ($10,000,000.00) (the “Closing Payment”).  The Closing Payment, plus all payments and fees paid and to be paid by WBKD 2 pursuant to Section 2.3 below, are referred to herein as the “Purchase Price”.

2.2                            Intentionally Omitted.

2.3                            Payment of Purchase Price.

(a)                               Closing Payment.  WBKD 2 has previously paid KD the Closing Payment in full as required by this Section.

(b)                              Percentage Payments.  WBKD 2 will make payments (the “Percentage Payments”) to KD from any and all Gross Proceeds from the initial sales of Lots from Increment 2, as follows:

(i)                                   Sales of Improved Lots.  From the sale of Improved Lots, KD will receive a Percentage Payment equal to 8% of the Gross Proceeds from the sale by WBKD 2 of each Lot;

(ii)                                Sales of Unimproved Areas or Lots.  From the sale of any unimproved Area or Lot prior to the time the vertical improvements constituting the Units have been constructed thereon, other than a sale under Section 2.3(b)(i) above or Section 2.3(b)(iii) below, KD, in its sole discretion, may elect to receive either:  (A) 8% of the Gross Proceeds from the sale by WBKD 2 of the Lot or Area, or (B) 8% of the Gross Proceeds from the sale of Units constructed on the Area or Lot to the ultimate user.  KD shall give written notice of its election to WBKD 2 not later than ten (10) days after KD’s receipt of the notice of sale and other materials which WBKD 2 is required to provide to KD under Section 2.3(b)(v) below, which election shall be irrevocable upon delivery of such written notice to WBKD 2.

(iii)                             Vertical Construction.  In the event WBKD 2 elects to construct vertical improvements on a Lot, KD will receive a Percentage Payment equal to 8% of the estimated value of such Lot (without improvements thereon) as set forth in WBKD 2’s current budget, which Percentage Payment shall be paid to KD prior to the commencement of construction; provided, however, that if such estimated value is less than eighty percent (80%) of the estimated value as of the date hereof (as set forth on Exhibit B attached hereto), then KD will have the right to elect to instead receive a Percentage Payment equal to 8% of the Gross Proceeds from the sale of Units constructed on the Area or Lot to the ultimate user.  KD shall give written notice of its election to WBKD 2 not later than ten (10) days after KD’s receipt of the notice of construction from WBKD 2, which election shall be irrevocable upon delivery of such written notice to WBKD 2.  WBKD 2 shall have the right to amend, from time to time, the estimated value of any Lot or Area as shown on Exhibit B to reflect the then prevailing market conditions, provided that any amendment which results in a value that is less than eighty percent (80%) of the estimated value shown on Exhibit B as of the date hereof shall require the consent of KD, which consent shall not be unreasonably withheld, delayed or conditioned.

(iv)                            Intentionally Omitted.

(v)                               Payment Procedure.  With respect to sales described in Section 2.3(b)(i), WBKD 2 shall use commercially reasonable efforts to provide KD written notice of each sale not less than five (5) business days prior to its closing and shall instruct the escrow for each such sale to pay the Percentage Payment directly to KD at closing.  With respect to sales described in Section 2.3(b)(ii), WBKD 2 shall use commercially reasonable efforts to provide KD written notice of each sale not less than five (5) business days after the execution of the sale agreement and shall, where applicable, instruct the escrow for each such sale to pay the

Percentage Payment directly to KD at closing.  WBKD 2’s notice of sale shall include a copy of the sale agreement between WBKD 2 and the purchaser together with such additional information concerning the Units to be constructed and sold by the purchaser on the Lot or Area as may be reasonably requested by KD.  If WBKD 2 provides purchase money financing to the purchaser of an Area or Lot, then WBKD 2 may either, at WBKD 2’s option, (1) pay all of the applicable Percentage Payment at closing of the sale, or (2) pay to KD the Percentage Payment with respect to the cash portion of the purchase price received by WBKD 2 from the purchaser of an Area or Lot at the closing and pay to KD the Percentage Payment with respect to the sales price financed and the interest thereon paid by the purchaser within 10 days after WBKD 2’s receipt of payment from the purchaser.  For example, assume that WBKD 2 sells an Area or Lot for the price of $5,000,000.00 by providing $2,000,000.00 in purchase money financing to the purchaser payable pursuant to the terms of a promissory note, and that one year after the sale closes receives payment of $1,000,000.00 plus $180,000.00 in interest pursuant to the promissory note.  In such case, (i) upon the initial closing, WBKD 2 shall pay to KD the Percentage Payment based on the $3,000,000.00 received by WBKD 2 at closing, (ii) within 10 days after receiving the $1,180,000.00 payment of principal and interest, WBKD 2 shall make the Percentage Payment applicable to the $1,180,000.00, and (iii) within 10 days after receiving subsequent payments under the promissory note, the applicable Percentage Payment shall be made to KD.  WBKD 2 shall promptly provide KD with copies of any note, mortgage or other document used by WBKD 2 to finance the purchase of any Area or Lot, and any amendments thereto.  WBKD 2 shall also provide KD with copies of the monthly loan statements issued to each purchaser/mortgagor financed by WBKD 2 or with a separate statement containing the same or substantially the same information with respect to each loan.

(vi)                            Release.  KD shall provide an executed partial release in recordable form releasing all of its interest in a particular Lot or Area or portion thereof within five (5) business days of WBKD 2’s request therefor.  To avoid any situation where the closing of a sale cannot occur due to KD’s untimely execution of the partial release mentioned above, and within five (5) business days of WBKD 2’s written request therefor, KD shall execute and deposit with the escrow designated by WBKD 2 partial releases with respect to any sale of a Lot or Area or portion thereof which WBKD 2 anticipates closing within sixty (60) days of the request, together with instructions authorizing escrow to release such Lot or Area or portion thereof from KD’s interest at closing, conditioned on payment to KD at closing of the applicable Percentage Payment from such sale.

(vii)                         Bona Fide Sales.  All sales of Units to ultimate users and all other sales of Areas, Lots or Units with respect to which KD is entitled to receive any Percentage Payment, shall be for a fair market value and be bona fide sales negotiated in good faith at arm’s length.  In addition, each sale shall divest WBKD 2 of all direct or indirect right, title and interest in the Area or Lot sold and shall be at a fixed price which (x) includes all consideration paid or to be paid by the purchaser for the Area or Lot, including any consideration paid or to be paid for the infrastructure which supports the Area or Lot, but excluding any consideration paid or to be paid for memberships in the Beach Club, Golf Club or other amenity club or facilities situated on Increment 1 or 2, and (y) is not contingent on the amount of any profit, price or proceeds to be received with respect to the subsequent sale of Units within the Area or Lot.

(c)                               Reimbursement.  If WBKD 2 makes any Percentage Payment to KD with respect to any sale of an Area or Lot which is subsequently rescinded or modified, and if WBKD 2 refunds all or part of the Gross Proceeds from the sale of the Area or Lot on which the Percentage Payment to KD was based to the purchaser of the Area or Lot, then KD will promptly repay such Percentage Payment, or portion thereof allocable to the Gross Proceeds returned to the purchaser, to WBKD 2.

(d)                              Intentionally Omitted.

(e)                               Distribution Payments.  If and when the members in WBKD 2, taken as a whole, have received cash dividends or other cash distributions from WBKD 2 in their respective capacities as members of WBKD 2 (collectively, “Distributions”) equal to 100% of their capital contributions, KD shall then be entitled to receive payments (collectively, “Distribution Payments”) equal to fifty percent (50%) of all subsequent Distributions, as and when, and to the extent any such Distributions are made (the amount and timing of all Distributions to be in the sole and absolute discretion of WBKD 2), until the aggregate amount of such Distribution Payments paid to KD equals EIGHT MILLION and NO/100 DOLLARS ($8,000,000.00).  Notwithstanding the foregoing, in the event additional cash capital contributions are made by members of WBKD 2, payment of the Distribution Payments shall cease until the members of WBKD 2, taken as a whole, have received Distributions equal to 100% of such additional capital contributions.

(f)                                  Additional Distributions.  Commencing on the date on which (i) the members of WBKD 2 have received aggregate Distributions in amount equal to (A) 100% of their capital contributions (including any additional capital contributions) plus (B) aggregate Distributions (not including the Distributions described in clause (A)) in an amount of not less than THIRTY MILLION and NO/100 DOLLARS ($30,000,000.00), and (ii) KD has received Distribution Payments equal to not less than EIGHT MILLION and NO/100 DOLLARS ($8,000,000.00), all Percentage Payments thereafter payable by WBKD 2 to KD pursuant to Section 2.3(b) above shall be increased from 8% to 10% of Gross Proceeds.

(g)                               Reports.  WBKD 2 shall provide to KD copies of such financial reports as are provided to KS under the Increment 2 Lease.  WBKD 2 shall certify to KD on a semi-annual basis the aggregate amount of all capital contributions to WBKD 2 and all Distributions to members.  Dividends or other distributions from WBKD 2 to its members shall count as “Distributions” so long as the dividend payments or distributions are made to such members in their capacity as members of WBKD 2 and irrespective of how such payments are classified for tax or accounting purposes.  WBKD 2 shall also provide to KD, prior to or contemporaneously with WBKD 2’s filing with the County of Hawaii of any plan approval or subdivision applications as to portions of Increment 2, copies of such applications together with the then-current project plans and proforma project financial information and projections (which shall be substantially in the form attached as set forth in Exhibit C).

(h)                               No Payments for Non-Residential Areas in Increment 2 or Otherwise.  Except as set forth above, no other payments shall be due to KD in connection with the Property.

2.4                            Beach Club.  WBKD 2 agrees to grant to the retail purchasers of each Residential Unit to be developed on Increment 2, but subject to the membership rules, rates and regulations then in effect, as they may be amended from time to time, the same or substantially the same rights granted to the purchasers from WBKD 1 of Residential Units in Increment 1 to join and use the facilities of the Lot 4A Beach Club, the rights to be granted either through memberships or by use rights through a community or homeowners association.

2.5                            Club Memberships.  If WBKD 2 issues club memberships in the Beach Club and/or Golf Club, WBKD 2 shall grant KD or its nominees five (5) non-transferable and non-assignable club memberships in the Beach Club and/or Golf Club, all of which shall be “founder” memberships (if available).  The “founder” memberships shall have substantially the same rights and obligations as the other “founder” memberships in the Beach Club and/or Golf Club and shall remain in effect until such time as the designated user relinquishes such memberships or until the later of twenty (20) years from the commencement date of each membership grant or the designated user’s death, subject to the rights of KS in the event of the termination of the Increment 2 Lease or the ground lease for the Beach Club.  Each of the memberships shall otherwise be on substantially the same terms and conditions as set forth in that certain Ancillary Benefits Agreement dated on or about February 13, 2004 by and between KD and WBKD 1.

2.6                            Kona Village Room Nights.  Commencing on the effective date of the Increment 2 Lease and continuing for a period of seven (7) years thereafter, not counting, however, any period of time during which Kona Village is closed for renovations making room nights unavailable, WBKD 2 shall, within fifteen (15) business days after request from KD, pay to KD an amount equal to best available kama’aina or other rate at Kona Village less TWO HUNDRED and NO/100 DOLLARS ($200.00) against the cost of room nights at Kona Village, for up to a total of twenty (20) room nights at Kona Village per year in the aggregate (to the extent rooms are available).  Such room nights shall be non-assignable other than to directors, officers, employees, affiliates and consultants of KD or KD’s partners.  Payments shall be made by WBKD 2 only as such room nights are actually used.  WBKD 2 shall have the option to make such payments directly to the owner of Kona Village to be credited against such room nights.  There shall be no carry over of any unused credits from year to year.

ARTICLE 3
INTENTIONALLY OMITTED

ARTICLE 4
INTENTIONALLY OMITTED

ARTICLE 5
CLOSING

5.1     Closing.  “Closing” under the Prior Agreement occurred on June 2, 2006 (“Closing Date”).

5.2     Amended and Restated Side Letter Agreement.  Concurrent with the execution of this Agreement, and as a condition to the effectiveness hereof, the applicable parties hereto shall execute and deliver (or cause to be executed and delivered) to each of the other parties hereto the Amended and Restated Side Letter Agreement in the form attached hereto as Exhibit D.

ARTICLE 6
REPRESENTATIONS, WARRANTIES AND COVENANTS OF KD

As an inducement to WBKD to enter into this Agreement and consummate the transaction contemplated hereby, KD hereby represents and warrants to and agrees with WBKD as follows:

6.1     Organization, Powers, Qualification and Authority.  KD is a Hawaii general partnership, duly organized, validly existing, and in good standing under the laws of the State of Hawaii, has all requisite partnership power and authority to own its properties and assets and carry on its business as now conducted; and has all requisite power and authority to enter into and perform and carry out this Agreement.  The sole general partners of KD are Barnwell Hawaiian Properties, Inc., a Delaware corporation, and Cambridge Hawaii Limited Partnership, a Hawaii limited partnership, the sole general partner of which is Barnwell Kona Corporation, a Hawaii corporation.  This Agreement has been duly approved by the boards of directors of Barnwell Hawaiian Properties, Inc. and Barnwell Kona Corporation.  No consent of the limited partners of Cambridge Hawaii Limited Partnership is required to enter into this Agreement, or, if required, it has been obtained.  Neither the execution nor the delivery of this Agreement, nor the compliance with and fulfillment of the terms and provisions hereof: (a) will result in the breach of any term or provision of, or constitute a default under or conflict with, the general partnership agreement of KD, as the same may have been amended from time to time, or any agreement or instrument to which KD is a party or by which it is bound, or (b) is prohibited by or requires any notification, consent, authorization, approval or registration under any law, rule or regulation, or any judgment, order, writ, injunction, or decree which is binding upon KD or the terms of any contract to which KD is a party or bound, or may give rise to the cancellation of any contract to which KD is a party or bound.

6.2     No Conflicts.  Neither the execution and delivery of this Agreement nor the performance by KD of its obligations hereunder will conflict with or result in a breach of (i) any of KD’s organizational documents or (ii) result in a conflict with, breach or violation of, or default (or event that with the giving of notice or passage of time or both would constitute a default) under, require any consent or approval which has not been obtained with respect to, any agreement or other instrument or obligation by which KD, KD’s general partners or the Property is bound, or (iii) result in the imposition of a lien upon the Property.

6.3     Title to Property.  KD has all requisite power and authority to own and hold the Property.  No mortgage, pledge, lien, encumbrance, charge or security interest encumbers the Property, except for any lien or encumbrance created or caused by WBKD 1 on the lessee’s interest under the Lot 4A Lease including, without limitation, any mortgage held by Farallon Enclave, LLC, and KD has not previously transferred or assigned the Property or any interest therein.  Except for KS and Farallon Enclave, LLC, the interests of which KD has previously disclosed to WBKD, and the claims of record of Kaupulehu Makai Venture and Kona Village Associates, which claims have previously been disclosed by KD to WBKD, no other party owns, holds or claims any interest in the Property, other than KD.

6.4     Compliance with Other Instruments.  KD is not in violation of or in default with respect to any material term or provision of (i) its general partnership agreement; (ii) any indenture, contract, agreement or instrument to which it may be a party or by which it may be bound; (iii) any judgment, order, writ, injunction or decree of any court or of any federal, state, territorial, municipal or other commission, board or other administrative or governmental agency or authority, or (iv) to the best of its knowledge, any federal, state, municipal or other governmental statute, rule, or regulation applicable to it or by which it may be bound, which involves directly or indirectly the Property.

6.5     Litigation, etc.  KD is not a party to or affected by any pending, and has no notice or knowledge of any threatened, action, suit, proceeding, or investigation, at law or in equity or otherwise, in, before or by any court or any governmental board, commission, agency, department or officer, which involves directly or indirectly the Property.

6.6     Foreign or Nonresident Person.  KD is not a “foreign person”, as that term is used in Section 1445(b)(2) of the Internal Revenue Code of 1986, as amended, or a “nonresident person”, as that term is used in Section 235-68, Hawaii Revised Statutes, as amended, and the related regulations.

6.7     Accurate Information.  To the best of KD’s knowledge, all statements made herein are true and correct, do not and will not contain any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact necessary in order to make any such statement not false or misleading in any material respect.

6.8     No Further Negotiation.  KD hereby covenants to WBKD that KD shall not, directly or indirectly, solicit, encourage or participate in any discussions or negotiations with, or provide any non-public information to, any person, entity or group with any potential competing offer to acquire any of the Property unless and until KS affirmatively terminates WBKD’s rights with respect to Increment 2 under the Lot 4A Lease or the Increment 2 Lease because of WBKD’s election not to further perform, or WBKD’s default in performing, its obligations under such lease.

6.9     Prior Notice.  KD agrees that this Agreement satisfies any right of KD to prior notice or consent to the assignment by WBKD 1 of its right, title and interest in, to and under the Increment 1 Purchase Agreement, the Lot 4A Lease and/or Increment 2 to WBKD 2.

The representations and warranties set forth in this Article 6 shall survive for a period of two (2) years following the date hereof.

ARTICLE 7
REPRESENTATIONS, WARRANTIES AND COVENANTS OF WBKD

As an inducement to KD to enter into this Agreement and consummate the transaction contemplated hereby, WBKD hereby represents and warrants to and agrees with KD as follows:

7.1                            Organization, Powers, Qualification and Authority.  Each of WBKD 1 and WBKD 2 is a Delaware limited liability company, duly organized, validly existing, and in good standing under the laws of the State of Delaware; has all requisite corporate power and authority to own its properties and assets and carry on its business as now conducted; and has all requisite power and authority to enter into and perform and carry out this Agreement.  This Agreement has been duly approved by the members of WBKD 1 and WBKD 2.  Neither the execution nor the delivery of this Agreement, nor the compliance with and fulfillment of the terms and provisions hereof: (a) will result in the breach of any term or provision of, or constitute a default under or conflict with, the Certificate of Formation of WBKD 1 or WBKD 2, as the same may have been amended from time to time, or any agreement or instrument to which WBKD 1 or WBKD 2 is party or by which it is bound (excluding any agreement or instrument to which WBKD 1 and Farallon Enclave, LLC are parties), or (b) is prohibited by or requires any notification, consent, authorization, approval or registration under any law, rule or regulation, or any judgment, order, writ, injunction, or decree which is binding upon WBKD 1 or WBKD 2 or the terms of any contract to which WBKD 1 or WBKD 2 is party or bound, or may give rise to the cancellation of any contract to which WBKD 1 or WBKD 2 is party or bound (in each case, excluding any agreement or instrument to which WBKD 1 and Farallon Enclave, LLC are parties).

7.2                            WBKD’s Due Diligence.  Prior to the Closing, WBKD independently investigated all issues with respect to the Property which WBKD deemed necessary or desirable to determine the suitability of the Property for development in its intended use.

The representations and warranties set forth in this Article 7 shall survive for a period of two (2) years following the Closing.

ARTICLE 8
INTENTIONALLY OMITTED

ARTICLE 9
INTENTIONALLY OMITTED

ARTICLE 10
LOT 4C

10.1                    Right of Negotiation.  WBKD shall have the exclusive right to negotiate with KD with respect to Lot 4C (as defined in the Increment 1 Purchase Agreement) for a period of six (6) years from the date hereof; provided, however, that such exclusive right to negotiate shall terminate if WBKD, within four (4) years from the date of this Agreement, has not completed any and all environmental assessments and surveys reasonably required to support a petition to the State Land Use Commission for reclassification of Lot 4C.

10.2                    Water Rights.  WBKD shall have the right to drill such wells on Lot 4C as it deems reasonably necessary to provide non-potable water for the benefit of Lot 4A (including, without limitation, Increment 1 and Increment 2), subject, however, to KD’s approval of the design and location of such non-potable water system, which approval will not be unreasonably withheld, conditioned or delayed.  WBKD shall have the right to render non-potable water obtained from Lot 4C potable (whether through desalination or otherwise), subject, however, to KD’s approval of the design, location and other matters relating to the extraction and delivery of the water, which approval will not be unreasonably withheld, conditioned or delayed.  WBKD shall be responsible for obtaining all approvals for such processing, including a conditional use permit from the State of Hawaii; provided, however, that to the extent that any approvals from KS are required, KD shall use commercially reasonable efforts to assist WBKD to obtain such approvals from KS.  At such time as WBKD completes the development of Increments 1 and 2 and the sale of all Units, Lots and Area in each such increment, WBKD shall reassign to KD, for use on Lot 4C or otherwise, all of its right, title and interest in and to the Water Rights to the extent such rights include water that is in excess of (a) the amounts then committed by WBKD to any portion of Increment 1 and Increment 2 and (b) the amounts reasonably needed by WBKD to develop and operate Increments 1 and 2 substantially in accordance with the Concept Plan.

10.3                    Other Rights.  So long as Lease 12,260 between KS and KD (which now covers Lot 4C), the Lot 4A Lease and the Increment 2 Lease have not been terminated, WBKD shall have the right to use a portion of Lot 4C not to exceed ten (10) acres in such location as mutually agreed upon between WBKD and KD, subject to any required third party approvals including, without limitation, any permits or approvals (including from KS, if applicable) required because Lot 4C is classified as “conservation” land, in connection with the development and maintenance of Lot 4A, including as a staging area (including parking) and for related storage.  Upon the request of, and to the extent reasonably required by, WBKD, KD shall] cooperate with WBKD in securing all third party approvals required for use of Lot 4C for such purposes; provided, however, that WBKD shall pay any third party costs and expenses incurred by KD in connection therewith.

ARTICLE 11
KD’S RETAINED RIGHTS AND DUTIES WITH
RESPECT TO THE PROPERTY POST-CLOSING

11.1                    Prior Agreement Provisions Which Survived Closing and Survive this Agreement.  The terms of Article 1 (The Property), Sections 2.1, 2.3, 2.4 and 2.6 of Article 2 (Purchase Price; Payments; Memberships; Memorandum of Agreement), Article 10 (Lot 4C), Article 11 (KD’s Retained Rights and Duties With Respect to the Property Post-Closing), Article 13 (Miscellaneous) and Article 14 (Definitions), of the Prior Agreement survived the Closing and this Agreement and remain in full force and effect as of the date hereof (unless the context clearly indicates otherwise).  Any claim for breach of any representations and warranties given by KD and WBKD in Article 6 and Article 7 must be brought within two (2) years following the date hereof.

11.2                    KD to Provide Planning Assistance.  For a period of four (4) years from the date of this Agreement, KD shall continue to provide the following assistance to WBKD without charge:

(a)                               Upon the request of and to the extent reasonably required by WBKD, KD shall consult with WBKD regarding any aspect of the entitlement, planning and development, financing, construction and operation of the Property, the precise scope of the assistance to be determined in each instance by WBKD, including, without limitation, negotiations with KS for the leasing and development of Increment 2; and

(b)                              Upon the request of and to the extent reasonably required by WBKD, KD shall assist WBKD in presentations before public agencies at both public and private meetings which relate to or affect the Property, and in dealings with governmental entities, the press, community leaders, developers of adjacent property, the Kaupulehu Development Monitoring Committee, and other parties directly or indirectly involved with the Property or with any interest which may affect the success of the Property.

KD shall be reimbursed for reasonable out-of-pocket expenses for any travel or other expenses incurred in connection with providing assistance, provided that the same are approved in advance by WBKD in WBKD’s sole and absolute discretion.  Whether or not WBKD requests any planning assistance from KD, WBKD shall keep KD informed on a current basis of significant developments relating to the entitlement, planning, development, financing, construction, and operation of the Property.

KD agrees to indemnify and hold WBKD and its managers, members, officers, directors, shareholders, partners, employees, agents and affiliates (each an “Indemnified Party”) harmless from and against any and all costs, expenses, reasonable attorneys’ fees, suits, liabilities, damages, or claim for damages, to the extent attributable to the willful misconduct (including, without limitation, fraud and bad faith) of KD, its agents or employees arising from or in any way connected to the performance by KD of its obligations under this Section 11.2.  If any action or proceeding is brought against WBKD with respect to which indemnity may be sought under this paragraph, KD, upon written notice from the Indemnified Party, shall assume the investigation and defense thereof, including the employment of counsel (which shall be reasonably satisfactory to the Indemnified Party) and payment of all expenses.  The Indemnified Party shall have the right to employ separate counsel in any such action or proceeding and to participate in the defense thereof, but KD shall not be required to pay the fees and expenses of such separate counsel unless such separate counsel is employed with the written approval and consent of the KD, which shall not be withheld or refused if the counsel selected by KD has a disqualifying conflict of interest.  The indemnity in this paragraph shall survive the expiration or termination of this Agreement.

11.3                    KD to Retain Interest in the Property.  WBKD 2 shall hold title to each Remaining Residential Area and each Remaining Residential Unit in Increment 2 subject to the KD’s Retained Rights (as defined below) at all times from and after the Closing Date, and continuing for each Remaining Residential Area or Remaining Residential Unit, until WBKD 2 has sold the Area or Lot and paid KD the applicable Percentage Payment.

11.4                    KD’s Right to Review Changes in Concept Plan.  It is recognized that WBKD 2 will revise and refine the Concept Plan from time to time as WBKD 2’s planning process progresses.  KD shall have the right to review and consult with WBKD 2 concerning any substantial changes in the Concept Plan, including, for example, substantial changes in the location, area, use or Unit type or count of any Remaining Residential Area designated thereon.  Notwithstanding the foregoing, KD shall not have any approval rights over any changes to the Concept Plan.

11.5                    KD’s Rights under the Step-In Agreement.  KD’s Retained Rights with respect to the Property shall include only the rights defined in Sections 11.3 and 11.4 above and KD’s rights to receive Percentage Payments pursuant to the Increment 1 Purchase Agreement and not any other rights granted it under the Step In Agreement.  Notwithstanding anything to the contrary herein, in the Increment 1 Purchase Agreement, the Lot 4A Lease, the Step In Agreement, the Increment 2 Lease, or any other document to which KD and WBKD are a party, and except for the rights described in Sections 11.3 and 11.4 above and KD’s rights to receive Percentage Payments pursuant to the Increment 1 Purchase Agreement, in no event shall KD have any right to step in and assume WBKD’s right, title and interest under the KS Agreements (whether under the Increment 1 Purchase Agreement, the Lot 4A Lease, the Increment 2 Lease, the Step In Agreement or otherwise), and KD’s Retained Rights under the Step In Agreement are hereby terminated in full.

11.6                    KD’s Retained Rights.  The rights, remedies and ownership interests retained by KD under Sections 11.3 and 11.4 of this Agreement, which include KD’s rights to be paid Percentage Payments under Section 2.3(b) of this Agreement, and KD’s rights to receive Percentage Payments pursuant to the Increment 1 Purchase Agreement are referred to herein collectively as KD’s “Retained Rights”.

ARTICLE 12
INTENTIONALLY OMITTED

ARTICLE 13
MISCELLANEOUS

13.1                    Notices.  Any notice required or permitted to be given under this Agreement shall be in writing and personally delivered or sent by United States mail, registered or certified mail, postage prepaid, return receipt requested, or sent by Federal Express or similar nationally recognized overnight courier service, and addressed as follows, and shall be deemed to have been given upon the date of delivery (or refusal to accept delivery) at the address specified below as indicated on the return receipt or air bill:

If to KD:	Alexander C. Kinzler, President
Barnwell Hawaiian Properties, Inc.
Kaupulehu Developments
1100 Alakea Street, Suite 2900
Honolulu, HI 96813
Facsimile: (808) 531-7181

with a copy to:	John Jubinsky, Esq.
235 Queen Street, 7th Floor
Honolulu, HI 96813
Facsimile: (808) 533-5840

If to WBKD:	c/o Westbrook Real Estate Partners L.L.C.
13155 Noel Road/LB 54, Suite 700
Dallas, TX 75240
Attn: Patrick K. Fox, Esq.
Facsimile: (972) 934-8333

with copies to:	Westbrook Real Estate Partners L.L.C.
One Bush Street, Suite 1450
San Francisco, CA 94104
Attn: Mr. Aric Shalev
Facsimile: (415) 438-7921

and:	Discovery Land Company
301 North Canon Drive, Suite 328
Beverly Hills, CA 90210
Attn: Mr. Michael Meldman
Facsimile: (310) 859-0705

with a copy to:	Gibson, Dunn & Crutcher LLP
333 South Grand Avenue
Los Angeles, CA 90071
Attn: Jesse Sharf, Esq.
Facsimile: (213) 229-7520

or such other address as either party may from time to time specify in writing to the other in the manner aforesaid.

13.2                    Brokers and Finders.  WBKD and KD each hereby represents and warrants that no broker was involved in this Agreement or the transactions contemplated hereby.  In the event of a claim for a broker’s fee, finder’s fee, commission or other similar compensation in connection herewith, (i) WBKD, if such claim is based upon any agreement alleged to have been made by WBKD, hereby agrees to indemnify, defend, protect and hold KD harmless against any and all liability, loss, cost, damage or expense (including reasonable attorneys’ and paralegals’ fees and costs) which KD may sustain or incur by reason of such claim and (ii) KD, if such claim is based upon any agreement alleged to have been made by KD, hereby agrees to indemnify, defend, protect and hold WBKD harmless against any and all liability, loss, cost, damage or expense (including reasonable attorneys’ and paralegals’ fees and costs) which WBKD may sustain or incur by reason of such claim.  The provisions of this Section 13.2 shall survive the Closing.

13.3                    Successors and Assigns.

(a)                               Except as specifically stated otherwise in this Agreement, this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns, except that neither KD nor WBKD may assign its interest under this Agreement or otherwise encumber or transfer the same whether voluntarily, involuntarily, by operation of law or otherwise, without the prior reasonable written consent of the other.  KD may reasonably withhold its consent to any assignee of WBKD’s interest in the Increment 2 Lease proposed by WBKD whose qualifications, experience, capabilities, track record and financial strength are not reasonably comparable to those possessed by WBKD.  Notwithstanding the above, WBKD may assign this Agreement (and the Increment 2 Lease) to any assignee described in Section 4.24 of the Increment 2 Lease with not less than fifteen (15) days prior written notice to KD and to any other assignee, with the consent of KD, not to be unreasonably withheld, provided such assignee satisfies or is deemed to satisfy the “Qualifications”, as such term is defined in said Section 4.24, in KD’s reasonable determination, provided, further, that such prior written notice or consent shall not be required in connection with an assignment to (i) any leasehold mortgagee in connection with an exercise of its remedies as mortgagee, (ii) an affiliate of WBKD or (iii) to a joint venture between (A) an affiliate of WBKD 2’s sole member and (B) Discovery Land Company or an affiliate of Discovery Land Company.  WBKD shall not be required to pay any premium, additional rent or other consideration in connection with obtaining any consent required of KD hereunder.  Notwithstanding anything to the contrary in this Agreement, KD’s consent to any assignment by WBKD or its successors and assigns of any Beach Club or Restricted Parcel lease shall not be required.  Any assignment of this Agreement (and the Increment 2 Lease) by WBKD 2 shall be expressly conditioned on the assumption by the assignee of WBKD 2’s obligations to make Percentage Payments to KD in accordance with the terms of Section 2.3(b).

13.4                    Amendments.  This Agreement may be amended or modified only by a written instrument executed by the party asserted to be bound thereby.  If this Agreement or any of WBKD’s rights hereunder are assigned or otherwise made available in whole or in part to a person or entity (an “Assignee”) as permitted by Section 13.3, KD agrees to amend this Agreement to make such changes hereto as may be requested by such Assignee in good faith, provided that such changes shall not affect the Purchase Price or other economic aspects of the transaction contemplated hereby.

13.5                    Interpretation.  Whenever used herein, the term “including” shall be deemed to be followed by the words “without limitation.”  Words used in the singular number shall include the plural, and vice-versa, and any gender shall be deemed to include each other gender.  The captions and headings of the Articles and Sections of this Agreement are for convenience of reference only, and shall not be deemed to define or limit the provisions hereof.

13.6                    Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Hawaii.

13.7                    Attorneys’ Fees.  In the event of any action or proceeding at law or in equity between WBKD and KD to enforce or interpret any provision of this Agreement or to protect or establish any right or remedy of either WBKD or KD hereunder, the unsuccessful party to such action or proceeding shall pay to the prevailing party all reasonable costs and expenses, including, without limitation, reasonable attorneys’ and paralegals’ fees and expenses (including, without limitation, fees, costs and expenses of experts and consultants), incurred in such action or proceeding and in any appeal in connection therewith by such prevailing party, whether or not such action, proceeding or appeal is prosecuted to judgment or other final determination, together with all costs of enforcement and/or collection of any judgment or other relief.  The term “prevailing party” shall include, without limitation, a party who obtains legal counsel or brings an action against the other by reason of the other’s breach or default and obtains substantially the relief sought, whether by compromise, settlement or judgment.  If such prevailing party shall recover judgment in any such action, proceeding or appeal, such costs, expenses and attorneys’ and paralegals’ and others’ fees shall be included in and as a part of such judgment.

13.8                    Article 12 of Increment 1 Purchase Agreement; Prior Agreement.  KD and WBKD intend and agree that the parties’ respective rights, duties and obligations with respect to Increment 2 under the Increment 1 Purchase Agreement, including, without limitation, Article 12 thereof, shall be restated and replaced in their entirety by the terms of this Agreement.  KD and WBKD intend and agree that the Prior Agreement shall be amended and restated in its entirety by this Agreement.

13.9                    Specific Performance.  The parties understand and agree that the Property is unique and for that reason, among others, WBKD will be irreparably damaged in the event that this Agreement is not specifically enforced.  Accordingly, in the event of any breach or default in or of this Agreement or any of the warranties, terms or provisions hereof by KD, WBKD shall have, in addition to a claim for damages for such breach or default, and in addition and without prejudice to any right or remedy available at law or in equity, the right to demand and have specific performance of this Agreement.

13.10            Relationship.  It is not intended by this Agreement to, and nothing contained in this Agreement shall, create any partnership, joint venture, financing arrangement or other agreement between WBKD and KD.  No term or provision of this Agreement is intended to be, or shall be, for the benefit of any person, firm, organization or corporation not a party hereto, and no such other person, firm, organization or corporation shall have any right or cause of action hereunder.

13.11            Authority.  The individuals signing below represent and warrant that they have the requisite authority to bind the entities on whose behalf they are signing.

13.12            Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

13.13            Time of the Essence.  Time is of the essence in this Agreement and with respect to all of its terms.

13.14            Approval or Consent.  This Agreement and all documents and agreements to be executed in connection with this Agreement shall be subject to the following or a similar provision:  Unless otherwise provided herein, no approval or consent of a party required by any provision hereof shall be unreasonably or arbitrarily withheld or delayed nor shall a party require as a condition of such approval or consent the payment of any money other than the reasonable costs of review of such party’s attorneys and a reasonable service charge.  Each party shall use its commercially reasonable efforts to cooperate with the other party in expediting all requests for approval or consent and if such approval or consent is refused, the party shall so state in writing and give its reasons therefor.  If a party shall fail to approve or disapprove with the reasons therefor any requested approval or consent within thirty (30) days after such party shall have received from a party all documents or information reasonable necessary for such party to determine such matter, then and in any such event such request by such party shall be deemed approved.

13.15            Good Faith Negotiations.  If, at any time during the effectiveness of this Agreement, or after the termination thereof, any dispute, difference or conflict shall arise, and before any step to commence arbitration or litigation is taken, the parties shall first negotiate in good faith to resolve such controversy.

13.16            Cooperation.  The parties agree to execute any and all documents at or following the Closing which may reasonably be required to carry out the purposes of this Agreement.

13.17            Partial Invalidity.  In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect which is not material to the transactions contemplated hereunder, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

13.18            Further Acts.  In addition to the acts recited in this Agreement to be performed by KD and WBKD, KD and WBKD agree to perform or cause to be performed any and all such further acts as may be reasonably necessary to consummate the transactions contemplated hereby.  KD shall cooperate with WBKD and exercise commercially reasonable efforts to obtain all consents from KS, any third party and any governmental or regulatory authority which are required pursuant to any contract or applicable laws in connection with the development of Increment 2 as contemplated by the terms of this Agreement.

13.19            Confidentiality.  KD and WBKD acknowledge that the terms of this Agreement, to the extent not already publicly available or publicly disclosed pursuant to authorization by both KD and WBKD, are confidential and proprietary information and agree to keep confidential the terms of this Agreement, except (i) as necessary to comply with applicable law, including the disclosure obligations of Barnwell Industries, Inc., the parent of KD’s managing general partner, under the securities laws of the United States, (ii) as necessary to consummate the transactions contemplated hereby, (iii) to their respective attorneys, agents and advisors who are instructed to maintain a similar confidence and (iv) to lenders, prospective lenders, partners, members, investors, prospective members and prospective investors.

ARTICLE 14
DEFINITIONS

“Area” means the residential, recreation and other areas, e.g., archaeological preserve, outlined and labeled as to proposed use on the Concept Plan.

“Beach Club” means the beach club to be constructed in two phases and approximately located in the area labeled “Beach Club” on the Concept Plan.  “Phase I Beach Club” means a beach club which includes a minimum of (w) 5,000 square feet of indoor and outdoor social area (of which not less than 2,500 square feet will be covered), and will include but not be limited to areas for casual dining, bar, restroom and showers; (x) pool; (y) parking in satisfaction of the County requirements for the Phase I Beach Club (together with designated space for the creation of parking sufficient to satisfy the County requirements for the Phase II Beach Club), including required handicapped stalls; and (z) 130,000 square feet of landscape/hardscape area, to be constructed within Increment 1.  The overall quality of construction and finish of the Phase I Beach Club will be comparable to the class of facilities at the Hualalai and Kukio Resorts as of the date of the Increment 1 Purchase Agreement.  “Phase II Beach Club” means the expansion of the Phase I Beach Club within Increment 1, to be constructed by the developer of Increment 2 pursuant to a separate or amended lease agreement for Increment 2.  The overall quality of construction and finish of the Phase II Beach Club will be comparable to the class of facilities at the Hualalai and Kukio Resorts as of the date of the Increment 1 Purchase Agreement.

“Golf Club” means any private or semi-private membership club that operates a golf clubhouse or golf course established on Lot 4A.

“Gross Proceeds” means one hundred percent (100%) of the actual and full consideration paid by the purchaser for the applicable Area, Lot or Unit, being the amount subject to the conveyance tax imposed by HRS §247-2; provided, however, and notwithstanding the above, Gross Proceeds from the sale of any Unit in any vertical, multi-family or fractional ownership project within Increment 2 shall mean thirty-two and one-half percent (32.5%) of the Gross Proceeds from the sale of such Unit.  Gross Proceeds shall include all consideration paid or to be paid by the purchaser for the Area or Lot, including any consideration paid or to be paid for the infrastructure which supports the Area or Lot, but excluding any consideration paid or to be paid for memberships in the Beach Club, Golf Club or other amenity club or facilities situated on Increment 1 or 2.

“Improved Lot” means a Lot as to which: either (A) (i) a graded pad has been substantially completed and (ii) infrastructure, roadway access and stubouts for utilities have been substantially completed to the Lot’s boundary or (B) the purchaser of such Lot has purchased such Lot subject to the completion of the items in clause (A) by WBKD.

“KS” means Kamehameha Schools and also known as the Trustees of the Estate of Bernice Pauahi Bishop, the fee owner of Lot 4.

“Lot” means each parcel of real property on Increment 2, excluding any vertical improvements located thereon, but including all of WBKD 2’s rights, privileges and easements appurtenant to and for the benefit of such parcel, including, without limitation, all minerals, oil, gas and other hydrocarbon substances on and under such parcel, as well as all development rights, including, but not limited to, all development agreements affecting such parcel and all entitlements, air rights, water, water rights and water stock relating to such parcel and any and all easements, rights-of-way or appurtenances leased to WBKD 2 and used in connection with the beneficial operation, use and enjoyment of such parcel, together with all rights of WBKD 2 in and to roadways or easement areas adjacent thereto or used in connection therewith.

“Water Rights” means all of KD’s rights and privileges with respect to water, water rights and water stock with respect to or relating to Lot 4, including, without limitation, all right, title and interest of KD in the Water Agreement and the Exploratory Well Contribution Agreement dated as of February 13, 2004 by and among KD, KMV, KS and PIA-Kona Limited Partnership.

“WBKD” means WBKD 1 and/or WBKD 2, as the context may require.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, KD and WBKD have executed this Agreement as of the date first above written.

“KD”				“WBKD 1”

KAUPULEHU DEVELOPMENTS,				WB KD ACQUISITION, LLC,
a Hawaii general partnership				a Delaware limited liability company

By:	BARNWELL HAWAIIAN PROPERTIES, INC. a Delaware corporation, General Partner			By: WB KD Member, LLC, a Delaware limited liability company, its sole member
	By:	/s/ Alexander C. Kinzler		By: WB Kaupulehu, LLC, a Delaware limited liability company, its sole member
Alexander C. Kinzler
		President		By:		/s/ Patrick K. Fox
				Name:		Patrick K. Fox
By:	CAMBRIDGE HAWAII LIMITED PARTNERSHIP, a Hawaii limited partnership			Title: “WBKD 2”		Secretary

	By: BARNWELL KONA CORPORATION, a Hawaii corporation, General Partner			WB KD ACQUISITION II, LLC, a Delaware limited liability company
				By:	WB Kaupulehu, LLC, its Member
		By:	/s/ Alexander C. Kinzler
		Alexander C. Kinzler			By:	/s/ Patrick K. Fox
		President			Name:	Patrick K. Fox
					Title:	Secretary

EXHIBIT A

CONCEPT PLAN

[See attached.]

Exhibit B

ESTIMATED PRICING FOR LOT VALUES IN INCREMENT 2

Price Group	land Plan Area	Units	Unit Price	Total Base Revenue

Single Family I	F	4	4,000	16,000

Single Family II	K-ocean	5	2400	12,000
	P	30	2400	72,000
		35	2400	84,000

Single Family III	F	34	1200	40,800
	L-ocean	14	1200	16,800
		48	1200	57,600

Single Family IV	K-golf	15	600	9,000
	L-mauka	14	600	8,400
	N	42	600	25,200
	O	23	600	13,800
		94	600	56,400

Single Family V	M	18	640	11,520

MF/Fractional
MF-Whole	H	125	500	62,500
MF-Whole	M	46	500	23,000
MF-Whole	M	25	500	12,500
		196	500	98,000
Grand Total		395	819	323,520

KD-Kona, HI Increment II

Base Case - 395 units

Project Summary ($’s in 000’s)	Base Case

Gross Lot Revenues (from above)	$375,212
Gross Membership Revenues	$40,773
Total Gross Rev.	$415,985
Less:
Residential Sales Comm. & Mgmt Fee	$21,387
Membership Sales Comm.	$1,223
KD/KS Participation Pmts	$0
Subtotal, Selling Costs, Fees et al	$22,610
Net Sales Revenues	$393,375
Development Costs
Upfront KD/KS Payment	$0
Core Infrastructure	$39,467
Onsite Improvements	$91,319
Golf Course & Clubhouse	$77,776
Soft Costs - Design, Entitle, & FEES	$19,926
Mktg, Admin & O/H	$18,178
Contingency	$17,576
Subtotal, Dev. Costs Before Club Subsidy	$264,243

Club Subsidy	$15,197
Dev. Mgmt Fee - Monthly	$600
Subtotal Development Costs	$280,039
Net Profits	$113,335
Financing Costs	$0
Net Levered Profits	$113,335

EXHIBIT C

PRO FORMA

[See attached.]

KD- Kona, HI, Increment II
Base Case Assumptions

Absorption Schedule:	Cls 12/31	YR 1	YR 2	YR 3	YR 4	YR 5	YR 6	YR 7	YR 8	YR 9	YR 10	YR 11	YR 12
Lots	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020	2021	Total
Single Family I	-	-	2	1	1	-	-	-	-	-	-	-	-	4
Single Family II	-	-	-	13	12	10	-	-	-	-	-	-	-	35
Single Family III	-	-	-	-	15	14	11	8	-	-	-	-	-	48
Single Family IV	-	-	-	-	-	25	21	18	15	9	6	-	-	94
Single Family V	-	-	-	-	-	-	4	4	4	3	3	-	-	18
MF/Fractional - Fractional Ownership	-	-	-	-	-	-	-	-	-	-	-	-	-	-
MF/Fractional - Whole Ownership	-	-	-	-	-	18	18	50	43	30	20	17	-	196
Total Lots	-	-	2	14	28	67	54	80	62	42	29	17	-	395
Avg. Price Single Family I	$4,000	$4,000	$4,120	$4,244	$4,371	$4,502	$4,637	$4,776	$4,919	$5,067	$5,219	$5,376	$5,537
Avg. Price Single Family II	$2,400	$2,400	$2,472	$2,546	$2,623	$2,701	$2,782	$2,866	$2,952	$3,040	$3,131	$3,225	$3,322
Avg. Price Single Family III	$1,200	$1,200	$1,236	$1,273	$1,311	$1,351	$1,391	$1,433	$1,476	$1,520	$1,566	$1,613	$1,661
Avg. Price Single Family IV	$640	$640	$659	$679	$699	$720	$742	$764	$787	$811	$835	$860	$886
Avg. Price Single Family V
Avg. Price MF/Fractional - Fraction	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Avg. Price MF/Fractional - Whole O	$500	$500	$515	$530	$546	$563	$580	$597	$615	$633	$652	$672	$692
Escalation		3.0%	3.0%	3.0%	3.0%	3.0%	3.0%	3.0%	3.0%	3.0%	3.0%	3.0%	3.0%

EXHIBIT D

Form of Amended and Restated Side Letter Agreement

May 27, 2009

Kaupulehu Developments

1100 Alakea Street, Suite 2900

Honolulu, HI 96813

Re:      Amended and Restated Side Letter Agreement

Gentlemen:

WB KD Acquisition, LLC, WB KD Acquisition II, LLC (“WBKD 2”) and Kaupulehu Developments (“KD”) have entered into that certain Amended and Restated Agreement as to Lot 4A, Increment 2 dated May 27, 2009 (the “Increment 2 Agreement”), and, pursuant to the terms and conditions thereof, WBKD 2 and KD have agreed to, among other things, execute and deliver to each of the other parties to the Increment 2 Agreement this Amended and Restated Side Letter Agreement (this “Agreement”), which Agreement amends and restates in its entirety that certain letter agreement dated as of June 2, 2006 by and between WBKD 2 and KD, concerning the grant of certain Increment 2 lots.

The parties hereto hereby agree as follows:

Subject to the terms of the Increment 2 Agreement, WBKD 2 has agreed to convey to KD or its nominees (herein collectively “KD”) and KD has agreed to accept three (3) single family residential lots within Increment 2, on the following terms and conditions:

1.         Each lot will have location, view, size, orientation and value attributes not materially less favorable than the average lot being sold in Increment 2, not including ocean-front lots or lots in close proximity to the ocean.

2.         Each lot will be selected by mutual agreement between WBKD 2 and KD and conveyed to KD upon the later to occur of (i) when the pad for that lot and infrastructure with respect thereto is completed such that a building permit could be issued to permit residential construction on the lot or (ii) 180 days after the release of lots in the “first phase” of Increment 2 for sale or marketing.

3.         To assist WBKD 2 in its sales and marketing efforts as to Increment 2, KD agrees (1) to promptly construct a residence upon each lot in compliance with the covenants, conditions and restrictions and any other agreements applicable to Increment 2 lots being sold to the general public (and to commence such construction within 6 months of delivery of such lot to KD, subject to obtaining all necessary permits and approvals), and (2) to permit the showing of such completed residence by WBKD 2’s sales force to prospective buyers of other lots within Increment 2 for a reasonable time period following the grant of an occupancy permit for the residence in question and while the residence is still owned by KD.  WBKD 2 agrees to give KD reasonable advance notice for any permitted showing.

4.         The transfer of each lot shall be at KD’s sole cost and expense, including all customary closing costs (but there will be no sales commissions or similar fees) incurred in connection with the conveyance of each lot; provided, however, that if and to the extent that any release payments are required to be made by WBKD 2 to KS in connection with the transfer of such lot, WBKD 2 shall pay up to $60,000 per lot of such release payments.

5.         If there is litigation or other disputes between the parties, the prevailing party shall be entitled to its attorney’s fees and expenses from the other party.

If the foregoing accurately reflects our agreement, please execute and return the enclosed copy of this letter.

Very truly yours,

WB KD ACQUISITION II, LLC

By:	WB Kaupulehu, LLC, its Member

By:
	Name:	Patrick K. Fox
	Title:	Secretary

Accepted and agreed to as
of the date first above written.

KAUPULEHU DEVELOPMENTS,
a Hawaii general partnership

By:	BARNWELL HAWAIIAN
PROPERTIES, INC., General Partner

By:
Alexander C. Kinzler
President

By:	CAMBRIDGE HAWAII LIMITED
PARTNERSHIP

	By:	BARNWELL KONA
CORPORATION, General Partner

By:
Alexander C. Kinzler
President